Corporate Headquarters
217 North Monroe Street
Tallahassee, FL 32301

News Release
For Immediate Release: November 29, 2007

For Information Contact:
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer
850.402.7820

Capital City Bank Group, Inc. Announces Increase to
Share Repurchase Program and Majority Voting in Director Elections

TALLAHASSEE, Fla., November 29, 2007 -- Capital City Bank Group, Inc. (NASDAQ: CCBG) announced today that its Board of Directors has authorized an increase to its share repurchase program and an amendment to the Company’s Bylaws to implement a majority voting standard for the election of directors.

Increase to Share Repurchase Program
The Board of Directors of the Company has authorized the repurchase of an additional 500,000 shares of common stock under its previously authorized share repurchase program. This increase, together with previously available amounts, provides a total authorization of 2,671,875 shares to be repurchased. Since 2000, the Company has repurchased approximately 2,106,586 shares under this program.

The shares may be purchased under the program from time to time in open market transactions or in solicited or unsolicited privately negotiated transactions at the Company’s discretion, subject to factors such as stock price, general economic and market conditions and the Company's available cash.

William G. Smith, Jr., Chairman, President and Chief Executive Officer, stated "This additional increase to the repurchase authorization will enable us to continue to manage our capital and to respond to changing market and business conditions, as appropriate.”

The share repurchase program does not obligate the Company to acquire any particular amount of shares, and the program may be suspended or discontinued at any time at the Company’s discretion. Any shares of stock repurchased under the program will be cancelled.

Majority Voting for Directors
The Board of Directors has approved an amendment to the Company’s Bylaws to implement a majority voting standard for electing directors and a resignation requirement for director nominees who fail to receive the required majority vote.

-- more --

PAGE TWO/ Capital City Bank Group

The new standard, which became effective on November 29, 2007 and will apply to the 2008 Annual Meeting of Shareowners, provides that a director nominee will be elected only if the number of votes cast "for" exceeds the number of votes "against" his or her election. Previously, directors were elected under a plurality voting standard that elected nominees receiving the most votes regardless of whether those votes constituted a majority of the shares voted at the meeting. In accordance with best practices, the plurality voting standard will be retained only in the case of contested elections.

To support the Company's majority voting standard, the amended Bylaws require a director nominee who fails to receive a majority vote when standing for election to tender his or her resignation to the Board. The Board will determine within 90 days whether to accept the resignation and will publicly disclose its decision.

William G. Smith, Jr. stated “The new majority voting policy is the latest in a series of enhancements adopted by the Board to improve Capital City’s governance standards.”

The Bylaw amendment is included in a Current Report on Form 8-K filed today with the SEC.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest financial services companies headquartered in Florida and has $2.4 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 71 banking offices, four mortgage lending offices, and 79 ATMs in Florida, Georgia and Alabama. In 2006, Mergent, Inc., a leading provider of information on publicly traded companies, named the Company as a Dividend Achiever, a list of public companies that have increased their regular cash dividends for at least 10 consecutive years. Of all publicly traded U.S. companies that pay dividends, less than three percent made this list. Capital City Bank Group was also named to this list in 2005. For more information about Capital City Bank Group, Inc., visit http://www.ccbg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to integrate acquisitions; the strength of the U.S. economy and the local economies where we conduct operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

###